Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	James River Coal Company
Elizabeth M. Cook
Director of Investor Relations
(804) 780-3000

JAMES RIVER COAL COMPANY ANNOUNCES EXCHANGE

TRANSACTIONS IN CONNECTION WITH ITS 4.50% AND 3.125%

CONVERTIBLE SENIOR NOTES

RICHMOND, VA., May 17, 2013- James River Coal Company (NASDAQ: JRCC), today announced that the Company has entered into separate, privately negotiated exchange agreements, under which it will exchange a total of approximately $243.4 million of existing senior convertible notes for $123.3 million of new senior convertible notes.

The notes to be exchanged include $90.0 million of its 4.50% Senior Convertible Notes due 2015 (the “2015 Notes”) and $153.4 million of its 3.125% Senior Convertible Notes due 2018 (the “2018 Notes”). These notes will be exchanged for $123.3 million in aggregate principal of new 10.0% Senior Convertible Notes due 2018 (the “New Notes”).

A summary comparison of the New Notes to the 2015 Notes and the 2018 Notes appears below.

Summary Description of Notes
	Existing 4.5% Notes due 2015	New Notes
Principal Amount Involved in Transaction	$90.0 million	$55.8 million
Interest Rate	4.5% (1)	10.0%
Ranking	Pari passu with other senior unsecured debt. Subordinate to secured debt. Subordinate to subsidiaries’ debt.	Same, except that the New Notes will be guaranteed by certain subsidiaries of the Company
Conversion Price	$25.78	$5.00
Maturity Date	December 1, 2015	June 1, 2018
Issuer’s Conversion Option	None	JRCC may convert the New Notes into Equity, if the daily Volume Weighted Average Price of JRCC stock equals or exceeds $7.50 for at least 20 trading days in any 30 trading day period.

Summary Description of Notes
	Existing 3.125% Notes due 2018	New Notes
Principal Amount Involved in Transaction	$153.4 million	$67.5 million
Interest Rate	3.125% (2)	10.0%
Ranking	Pari passu with other senior unsecured debt. Subordinate to secured debt. Subordinate to subsidiaries’ debt.	Same, except that the New Notes will be guaranteed by certain subsidiaries of the Company
Conversion Price	$30.55	$5.00
Maturity Date	March 15, 2018	June 1, 2018
Issuer’s Conversion Option	None	JRCC may convert the New Notes into Equity, if the daily Volume Weighted Average Price of JRCC stock equals or exceeds $7.50 for at least 20 trading days in any 30 trading day period.

(1)	The interest expense recorded by the Company under GAAP, including amortization of discount, is 10.2%.
(2)	The interest expense recorded by the Company under GAAP, including amortization of discount, is 8.9%.

Following these transactions, $51.2 million of the 2015 Notes and $51.6 million of the 2018 Notes will remain outstanding. Sufficient shares of the Company’s common stock into which the New Notes are convertible have been reserved for issuance by the Company.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or jurisdiction.

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James River Coal Company is one of the leading coal producers in Central Appalachia and the Illinois Basin. The Company sells metallurgical, bituminous steam and industrial-grade coal to electric utility companies and industrial customers both domestically and internationally. The Company's operations are managed through eight operating subsidiaries located throughout eastern Kentucky, southern West Virginia and southern Indiana. Additional information about James River Coal can be found at its web site www.jamesrivercoal.com

FORWARD-LOOKING STATEMENTS: Certain statements in this press release and other written or oral statements made by or on behalf of us are "forward-looking statements" within the meaning of the federal securities laws. Statements regarding future events and developments and our future performance, as well as management's expectations, beliefs, plans, estimates or projections relating to the future, are forward-looking statements within the meaning of these laws. Forward looking statements include, without limitation, statements regarding future sales and contracting activity, projected fuel escalators, and all guidance figures. These forward-looking statements are subject to a number of risks and uncertainties. These risks and uncertainties include, but are not limited to, the following: our cash flows, results of operation or financial condition; the consummation of acquisition, disposition or financing transactions and the effect thereof on our business; governmental policies, regulatory actions and court decisions affecting the coal industry or our customers’ coal usage; legal and administrative proceedings, settlements, investigations and claims; our ability to obtain and renew permits necessary for our existing and planned operation in a timely manner; environmental concerns related to coal mining and combustion and the cost and perceived benefits of alternative sources of energy; inherent risks of coal mining beyond our control, including weather and geologic conditions or catastrophic weather-related damage; our production capabilities; availability of transportation; our ability to timely obtain necessary supplies and equipment; market demand for coal, electricity and steel; competition, including competition from alternative sources such as natural gas; our relationships with, and other conditions affecting, our customers; employee workforce factors; our assumptions concerning economically recoverable coal reserve estimates; future economic or capital market conditions; our plans and objectives for future operations and expansion or consolidation; and the other risks detailed in our reports filed with the Securities and Exchange Commission (SEC). Management believes that these forward-looking statements are reasonable; however, you should not place undue reliance on such statements. These statements are based on current expectations and speak only as of the date of such statements. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of future events, new information or otherwise.

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